Exhibit 107
CALCULATION OF FILING FEES TABLE
FORM S-8
(Form Type)
PROG HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.50 per share, reserved for issuance pursuant to the PROG Holdings, Inc. Amended and Restated 2015 Equity and Incentive Plan	457(c) and 457(h)	2,980,000(2)	$26.73(3)	$79,655,400	$92.70 per $1,000,000	$7,384.06
Equity	Common Stock, par value $0.50 per share, reserved for issuance pursuant to the PROG Holdings, Inc. Employee Stock Purchase Plan, as Amended and Restated	457(c) and 457(h)	500,000(4)	$22.72(5)	$11,360,000	$92.70 per $1,000,000	$1,053.07
Total Offering Amounts					$91,015,400		$8,437.13
Total Fee Offsets							$0.00
Net Fee Due							$8,437.13
(1)    Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of Common Stock, par value $0.50 per share (the “Common Stock”), of the Registrant that may become issuable pursuant to the PROG Holdings, Inc. Amended and Restated 2015 Equity and Incentive Plan and the PROG Holdings, Inc. Employee Stock Purchase Plan, as Amended and Restated, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)    Represents 2,980,000 additional shares of Common Stock that were added to the shares authorized for issuance to eligible persons under the PROG Holdings, Inc. Amended and Restated 2015 Equity and Incentive Plan.
(3)    Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the Common Stock on the New York Stock Exchange on June 10, 2022.
(4)    Represents 500,000 additional shares of Common Stock that were added to the shares authorized for issuance to eligible persons under the PROG Holdings, Inc. Employee Stock Purchase Plan, as Amended and Restated.
(5)    Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the Common Stock on the New York Stock Exchange on June 10, 2022, multiplied by 85%. Pursuant to the PROG Holdings, Inc. Employee Stock Purchase Plan, as Amended and Restated, the purchase price of the Common Stock issued thereunder is 85% of the lower of the closing trading price per share of the Registrant’s Common Stock on the first trading day of each offering period or on the last trading day of each offering period.